Exhibit 99.1

FOR IMMEDIATE RELEASE

August 3, 2021

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Second Quarter 2021, Expects 2021
Adjusted EBITDA in the Upper End of June Guidance

DALLAS, August 3, 2021 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) reported financial results for the second quarter of 2021.

Highlights

•	Reported net income of $9.4 million, net cash provided by operating activities of $176.4 million, and adjusted EBITDA, net to EnLink, of $257.5 million for the second quarter of 2021, driven by strong producer activity and continued focus on efficiencies.

•	Grew adjusted EBITDA 6.5% compared to the second quarter of 2020, after excluding the impact of now expired 2020 minimum volume commitments (MVC).

•	Continued to focus on operating efficiencies leading to approximately flat operating and G&A expenses in the first half of 2021 compared to the second half of 2020, net of Project War Horse and Winter Storm Uri impacts, while in a growth and inflationary environment.

•	Experienced increased producer activity during the quarter in EnLink's Permian and Oklahoma segments as operators responded to the strengthened commodity price environment.

•	Formed the previously announced EnLink Carbon Solutions Group to develop carbon solutions service offerings built on EnLink's extensive footprint and longstanding customer relationships in Louisiana.

•	Continued to generate positive segment cash flow in all four business segments during the second quarter of 2021.

•	Delivered $71.5 million of free cash flow after distributions (FCFAD) for the second quarter of 2021 as a result of strong operational results and timing of capex. On a trailing 12-month basis as of June 30, 2021, EnLink has generated $359.4 million in total FCFAD.

•	Exited the quarter with leverage at 4.1x as EnLink approaches its near-term target of less than 4x. EnLink will continue to de-lever while pursuing a more balanced approach for uses of FCFAD as it nears its near-term leverage goal.

•	Paid down $100 million of December 2021 term loan during the second quarter of 2021.

•	Repurchased $10 million of common units in June and July 2021.

"EnLink delivered another solid quarter of operating and financial results as we continue to make progress on our strategic plan," said Barry E. Davis, EnLink Chairman and CEO. "With the tremendous execution by our team, continued momentum in producer activity on our footprint, and strong commodity prices, we expect to end 2021 in the upper end of our previously updated adjusted EBITDA guidance range of $1.02 to $1.06 billion, which was itself a 7% increase over our original full-year 2021 guidance at the midpoint.

"Our vision is to become the future of midstream by leading in innovation and creating sustainable value for EnLink and our unitholders. We took big steps toward achieving this vision with the creation of our Carbon Solutions Group, which will work on decarbonization projects that create compelling business opportunities for EnLink and our industrial partners, while also strengthening EnLink's leading role in the global energy transition. Our extensive network of pipelines in Louisiana and decades of operational excellence uniquely positions us to build a carbon capture and sequestration business that is mutually beneficial to EnLink and our existing customer base along the Mississippi River corridor, one of the highest CO2-emitting regions in the country."

Adjusted EBITDA, segment cash flow, and free cash flow after distributions used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information" below.

Second Quarter 2021 Financial Results and Highlights

	Three Months Ended
$millions, unless noted	June 30, 2021	March 31, 2021	June 30, 2020
Net income (loss)	9	13	30
Adjusted EBITDA, net to EnLink	258	249	255
Net cash provided by operating activities	176	226	135
Free cash flow after distributions	72	94	72
Total capex & plant relocation costs, net to EnLink	58	28	58
Debt to Adjusted EBITDA*	4.1x	4.2x	4.3x
Outstanding common units**	488,622,133	490,055,937	489,593,587

*As calculated under EnLink's Revolver.

**Outstanding common units as of July 29, 2021, April 29, 2021, and June 30, 2020, respectively.

Second Quarter 2021 Segment Updates

Permian Basin:

•	Segment profit of $44.0 million for the second quarter of 2021 was 3% higher than the first quarter of 2021 and 28% higher than the second quarter of 2020. Segment profit includes $10.0 million and $6.0 million of operating expenses in the second quarter of 2021 and first quarter of 2021, respectively, related to our plant relocation project, Project War Horse.

•	Segment cash flow totaled $4.5 million for the second quarter of 2021, marking the fourth consecutive quarter of positive segment cash flow. This was achieved despite a ramp up of capital expenditures and Project War Horse operating expenses incurred during the quarter.

•	Average natural gas gathering volumes for the second quarter of 2021 were approximately 11% higher as compared to the first quarter of 2021 and approximately 18% higher as compared to the second quarter of 2020. Average natural gas processing volumes for the second quarter of 2021 increased approximately 9% compared to the prior quarter and were 7% higher as compared to the second quarter of 2020.

•	While volumes in the first quarter of 2021 were adversely impacted by Winter Storm Uri, gas gathering and processing volumes in the second quarter were 10% higher and 6% higher, respectively, over the fourth quarter of 2020. The second quarter of 2021 benefited from producers quickly bringing wells back online following Winter Storm Uri and continued momentum in rig and completion activity.

•	Average crude gathering volumes increased by approximately 13% for the second quarter of 2021 as compared to the first quarter of 2021 due to timing of producer completion activity.

Louisiana:

•	Segment profit of $67.3 million for the second quarter of 2021 was 18% lower as compared to the first quarter of 2021 and approximately 5% higher as compared to the second quarter of 2020. The sequential decline was due to normal natural gas liquids (NGL) business seasonality. The improvement over the prior year was driven by the inception of the Venture Global contract in the first quarter of 2021 and higher NGL fractionation volumes.

•	Segment cash flow for the second quarter of 2021 was $65.1 million, and Louisiana is expected to continue generating strong segment cash flow for the remainder of 2021 with the fourth quarter expected to continue as the seasonally strongest quarter.

•	Average natural gas transportation volumes for the second quarter of 2021 were approximately 1% lower as compared to the first quarter of 2021 and approximately 14% higher as compared to the second quarter of 2020.

•	NGL fractionation volumes for the second quarter of 2021 were approximately 9% higher as compared to the first quarter of 2021 and approximately 5% higher as compared to the second quarter of 2020.

•	Average crude volumes handled in EnLink's Ohio River Valley operations for the second quarter of 2021 were lower by approximately 3% as compared to the second quarter of 2020 due to lower overall levels of activity in the region.

Oklahoma:

•	Segment profit of $85.6 million for the second quarter of 2021 was approximately 54% higher as compared to the first quarter of 2021, which was negatively impacted by Winter Storm Uri. Excluding the impact of MVC payments that expired in 2020, segment profit grew over 5% in the second quarter of 2021 compared to the fourth quarter of 2020.

•	Segment cash flow for the second quarter of 2021 was $80.7 million, and Oklahoma is expected to continue generating strong segment cash flow for the remainder of 2021.

•	Average natural gas gathering volumes for the second quarter of 2021 were approximately 8% higher as compared to the first quarter of 2021. Average natural gas processing volumes for the second quarter of 2021 increased by approximately 9% when compared to the first quarter of 2021.

•	Including the adverse impact of Winter Storm Uri in the first quarter, gathering and processing volumes were 2% lower compared to the fourth quarter of 2020, as producer activity improved during the second quarter, helping to moderate the decline in volumes.

•	The Devon and Dow Inc. joint venture continues to progress as expected under the joint venture's development plan, operating two rigs during the second quarter of 2021. First volumes are expected in the second half of 2021.

•	Average crude gathering volumes during the second quarter of 2021 were approximately 36% higher as compared to the first quarter of 2021.

North Texas:

•	Segment profit of $57.9 million for the second quarter of 2021 decreased by approximately 25% as compared to the first quarter of 2021, which was positively impacted by Winter Storm Uri. Segment profit declined by approximately 6% compared to the fourth quarter of 2020.

•	Segment cash flow for the first quarter of 2021 was $56.0 million. North Texas is expected to generate strong segment cash flow for the remainder of 2021.

•	Average natural gas gathering and transportation volumes for the second quarter of 2021 increased by approximately 2% as compared to the first quarter of 2021. Average natural gas processing volumes for the second quarter of 2021 were flat when compared to the first quarter of 2021.

•	BKV and other operators continued to focus on production optimization through restimulation activity in the basin.

Second Quarter 2021 Earnings Call Details

EnLink will hold a conference call to discuss second quarter 2021 results on August 4, 2021, at 8 a.m. Central time (9 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to https://dpregister.com/sreg/10158225/ea8f026c35 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors' page of EnLink's website at www.EnLink.com.

About EnLink Midstream

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, free cash flow after distributions, and segment cash flow.

We define adjusted EBITDA as net income (loss) plus (less) interest expense, net of interest income; depreciation and amortization; impairments; (income) loss from unconsolidated affiliate investments; distributions from unconsolidated affiliate investments; (gain) loss on disposition of assets; (gain) loss on extinguishment of debt; unit-based compensation; income tax expense (benefit); unrealized (gain) loss on commodity swaps; relocation costs associated with the War Horse processing facility; accretion expense associated with asset retirement obligations; transaction costs; (non-cash rent); and (non-controlling interest share of adjusted EBITDA from joint ventures).

We define free cash flow after distributions as adjusted EBITDA, net to ENLC, plus (less) (growth capital expenditures, excluding capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); (maintenance capital expenditures, excluding capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); (interest expense, net of interest income); (distributions declared on common units); (accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid); (relocation costs associated with the War Horse processing facility); (payments to terminate interest rate swaps); non-cash interest (income)/expense; (current income taxes); and proceeds from the sale of equipment and land.

We define segment cash flow as segment profit less growth and maintenance capital expenditures, which are gross to EnLink prior to giving effect to the contributions by other entities related to the non-controlling interest share of our consolidated entities.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations. In addition, adjusted EBITDA and free cash flow after distributions are both used as metrics in our short-term incentive program for compensating employees.

Adjusted EBITDA, free cash flow after distributions, and segment cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release:

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, and impairments. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2020, and, when available, “Item 1. Financial Statements - Note 13—Segment Information” in ENLC’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021, for further information about segment profit (loss).

The Ascension JV is a joint venture between a subsidiary of EnLink and a subsidiary of Marathon Petroleum Corporation in which EnLink owns a 50% interest and Marathon Petroleum Corporation owns a 50% interest. The Ascension JV, which began operations in April 2017, owns an NGL pipeline that connects EnLink’s Riverside fractionator to Marathon Petroleum Corporation’s Garyville refinery.

The Delaware Basin JV is a joint venture between EnLink and an affiliate of NGP in which EnLink owns a 50.1% interest and NGP owns a 49.9% interest. The Delaware Basin JV, which was formed in August 2016, owns the Lobo processing facilities and the Tiger processing plant located in the Delaware Basin in Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, expected financial and operations results associated with certain projects, acquisitions, or growth capital expenditures, future operational results of our customers, results in certain basins, future cost savings or operational initiatives, profitability, financial or leverage metrics, the impact of Winter Storm Uri on us and our financial results and operations, including the impact of any customer billing disputes and litigation arising out of Uri, future expectations regarding sustainability initiatives, our future capital structure and credit ratings, the impact of the COVID-19 pandemic on us and our financial results and operations, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) the impact of the ongoing coronavirus (COVID-19) pandemic including the impact of the emergence of any new variants of the virus on our business, financial condition, and results of operations, (b) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of our other unitholders, (c) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (d) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility, (e) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (f) developments that materially and adversely affect Devon or other customers, (g) adverse developments in the midstream business that may reduce our ability to make distributions, (h) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (i) decreases in the volumes that we gather, process, fractionate, or transport, (j) construction risks in our major development projects, (k) our ability to receive or renew required permits and other approvals, (l) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (m) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (n) changes in the availability and cost of capital, including as a result of a change in our credit rating, (o) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (p) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (q) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (r) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (s) impairments to goodwill, long-lived assets and equity method investments, and (t) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Neither EnLink Midstream, LLC nor EnLink Midstream Partners, LP assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenues	$1,406.7	$744.9	$2,655.1	$1,901.0

Operating costs and expenses:
Cost of sales, exclusive of operating expenses and depreciation and amortization (1)(2)	1,055.1	397.7	1,989.8	1,153.0
Operating expenses	96.8	88.1	153.1	188.8
Depreciation and amortization	151.9	158.2	302.9	321.0
Impairments	—	1.5	—	354.5
(Gain) loss on disposition of assets	(0.3)	5.2	(0.3)	4.6
General and administrative	26.1	23.5	52.1	53.9
Total operating costs and expenses	1,329.6	674.2	2,497.6	2,075.8
Operating income (loss)	77.1	70.7	157.5	(174.8)
Other income (expense):
Interest expense, net of interest income	(60.0)	(55.2)	(120.0)	(110.8)
Gain on extinguishment of debt	—	26.7	—	32.0
Income (loss) from unconsolidated affiliates	(1.3)	(0.7)	(7.6)	1.0
Other income	0.2	—	0.1	—
Total other expense	(61.1)	(29.2)	(127.5)	(77.8)
Income (loss) before non-controlling interest and income taxes	16.0	41.5	30.0	(252.6)
Income tax benefit (expense)	(6.6)	(11.7)	(8.0)	22.0
Net income (loss)	9.4	29.8	22.0	(230.6)
Net income attributable to non-controlling interest	31.0	25.7	56.3	52.1
Net income (loss) attributable to ENLC	$(21.6)	$4.1	$(34.3)	$(282.7)
Net income (loss) attributable to ENLC per unit:
Basic common unit	$(0.04)	$0.01	$(0.07)	$(0.58)
Diluted common unit	$(0.04)	$0.01	$(0.07)	$(0.58)

Weighted average common units outstanding (basic and diluted)	490.0	489.3	490.0	489.0
Weighted average common units outstanding (diluted)	490.0	490.4	490.0	489.0

(1)	Includes related party cost of sales of $3.6 million and $1.3 million for the three months ended June 30, 2021 and 2020, respectively, and excludes all operating expenses as well as depreciation and amortization related to our operating segments of $150.1 million and $156.1 million for the three months ended June 30, 2021 and 2020, respectively.
(2)	Includes related party cost of sales of $6.8 million and $4.2 million for the six months ended June 30, 2021 and 2020, respectively, and excludes all operating expenses as well as depreciation and amortization related to our operating segments of $299.1 million and $316.9 million for the six months ended June 30, 2021 and 2020, respectively.

EnLink Midstream, LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(All amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$9.4	$29.8	$22.0	$(230.6)
Interest expense, net of interest income	60.0	55.2	120.0	110.8
Depreciation and amortization	151.9	158.2	302.9	321.0
Impairments	—	1.5	—	354.5
(Income) loss from unconsolidated affiliates	1.3	0.7	7.6	(1.0)
Distributions from unconsolidated affiliates	0.1	0.2	3.7	2.0
(Gain) loss on disposition of assets	(0.3)	5.2	(0.3)	4.6
Gain on extinguishment of debt	—	(26.7)	—	(32.0)
Unit-based compensation	6.4	7.4	12.9	16.2
Income tax expense (benefit)	6.6	11.7	8.0	(22.0)
Unrealized loss on commodity swaps	23.8	18.8	31.7	5.8
Relocation costs associated with the War Horse processing facility (1)	10.2	—	17.8	—
Other (2)	0.4	(0.4)	—	(0.5)
Adjusted EBITDA before non-controlling interest	269.8	261.6	526.3	528.8
Non-controlling interest share of adjusted EBITDA from joint ventures (3)	(12.3)	(6.5)	(19.4)	(13.7)
Adjusted EBITDA, net to ENLC	$257.5	$255.1	$506.9	$515.1

(1)	Represents cost incurred related to the relocation of equipment and facilities from the Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that we expect to complete in 2021 and are not part of our ongoing operations.
(2)	Includes accretion expense associated with asset retirement obligations; transaction costs, and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(3)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P.'s ("NGP")’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Free Cash Flow After Distributions

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$176.4	$134.8	$402.2	$316.8
Interest expense (1)	55.6	54.0	111.5	108.7
Utility credits (2)	3.4	—	43.8	—
Payments to terminate interest rate swaps (3)	1.3	—	1.3	—
Accruals for settled commodity swap transactions	(2.6)	(5.2)	(2.5)	(0.2)
Distributions from unconsolidated affiliate investment in excess of earnings	0.1	0.6	3.7	0.8
Relocation costs associated with the War Horse processing facility (4)	10.2	—	17.8	—
Other (5)	1.4	(0.1)	2.6	0.6
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	91.7	50.2	109.2	(119.1)
Accounts payable, accrued product purchases, and other accrued liabilities	(67.7)	27.3	(163.3)	221.2
Adjusted EBITDA before non-controlling interest	269.8	261.6	526.3	528.8
Non-controlling interest share of adjusted EBITDA from joint ventures (6)	(12.3)	(6.5)	(19.4)	(13.7)
Adjusted EBITDA, net to ENLC	257.5	255.1	506.9	515.1
Growth capital expenditures, net to ENLC (7)	(40.0)	(50.7)	(55.9)	(133.3)
Maintenance capital expenditures, net to ENLC (7)	(7.5)	(7.7)	(12.2)	(15.9)
Interest expense, net of interest income	(60.0)	(55.2)	(120.0)	(110.8)
Distributions declared on common units	(46.7)	(46.4)	(93.4)	(92.9)
ENLK preferred unit accrued cash distributions (8)	(23.0)	(22.8)	(46.0)	(45.6)
Relocation costs associated with the War Horse processing facility (4)	(10.2)	—	(17.8)	—
Non-cash interest expense	2.4	—	4.6	—
Payments to terminate interest rate swaps (3)	(1.3)	—	(1.3)	—
Other (9)	0.3	—	0.8	0.2
Free cash flow after distributions	$71.5	$72.3	$165.7	$116.8

Actual declared distribution to common unitholders	$46.7	$46.4	$93.4	$92.9
Distribution coverage	3.61x	3.65x	3.56x	3.69x
Distributions declared per ENLC unit	$0.09375	$0.09375	$0.18750	$0.18750

(1)	Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.
(2)	Under our utility agreements, we are entitled to a base load of electricity and pay or receive credits, based on market pricing, when we exceed or do not use the base load amounts. Due to Winter Storm Uri, we received credits from our utility providers based on market rates for our unused electricity.
(3)	Represents cash paid for the early termination of $100.0 million of our interest rate swaps due to the partial repayment of the Term Loan in May 2021.
(4)	Represents cost incurred related to the relocation of equipment and facilities from the Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that we expect to complete in 2021 and are not part of our ongoing operations.
(5)	Includes current income tax expense; amortization of designated cash flow hedge; transaction costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(6)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.
(7)	Excludes capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(8)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units, which are not available to common unitholders.
(9)	Includes current income tax expense and proceeds from the sale of surplus or unused equipment and land, which occurred in the normal operation of our business.

EnLink Midstream, LLC

Reconciliation of Segment Profit to Segment Cash Flow

(All amounts in millions)

(Unaudited)

	Permian	Louisiana	Oklahoma	North Texas
Three Months Ended June 30, 2021
Segment profit	$44.0	$67.3	$85.6	$57.9
Capital expenditures	(39.5)	(2.2)	(4.9)	(1.9)
Segment cash flow	$4.5	$65.1	$80.7	$56.0

Three Months Ended June 30, 2020
Segment profit	$34.4	$63.8	$92.6	$68.3
Capital expenditures	(46.9)	(15.6)	(3.0)	(3.0)
Segment cash flow	$(12.5)	$48.2	$89.6	$65.3

Six Months Ended June 30, 2021
Segment profit	$86.8	$149.5	$141.1	$134.8
Capital expenditures	(52.8)	(5.0)	(6.8)	(4.3)
Segment cash flow	$34.0	$144.5	$134.3	$130.5

Six Months Ended June 30, 2020
Segment profit	$77.0	$139.1	$200.6	$142.5
Capital expenditures	(132.9)	(30.8)	(11.5)	(7.7)
Segment cash flow	$(55.9)	$108.3	$189.1	$134.8

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	1,025,900	871,500	976,000	851,300
Processing (MMBtu/d)	958,400	896,100	917,500	878,900
Crude Oil Handling (Bbls/d)	121,900	112,300	115,100	122,900
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,139,300	1,873,600	2,145,300	1,958,400
Crude Oil Handling (Bbls/d)	15,200	15,700	15,100	16,600
NGL Fractionation (Gals/d)	7,729,300	7,344,800	7,419,500	7,764,500
Brine Disposal (Bbls/d)	2,900	1,400	2,200	1,600
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,016,200	1,092,600	977,000	1,156,800
Processing (MMBtu/d)	1,040,000	1,082,100	997,900	1,118,300
Crude Oil Handling (Bbls/d)	23,800	30,000	20,700	33,300
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,377,400	1,485,900	1,367,200	1,531,800
Processing (MMBtu/d)	627,600	670,600	626,100	685,200

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA and Free Cash Flow After Distributions

(All amounts in millions)

(Unaudited)

2021 Outlook (1) Provided on Jun 3, 2021
Net income of EnLink Midstream, LLC (2)	$145.0
Interest expense, net of interest income	242.0
Depreciation and amortization	604.0
Income from unconsolidated affiliate investments	(2.0)
Distributions from unconsolidated affiliate investments	1.0
Unit-based compensation	31.0
Income taxes	30.0
Project War Horse (3)	25.0
Other (4)	(1.0)
Adjusted EBITDA before non-controlling interest	1075.0
Non-controlling interest share of adjusted EBITDA (5)	(35.0)
Adjusted EBITDA, net to EnLink Midstream, LLC	1040.0
Interest expense, net of interest income	(242.0)
Maintenance capital expenditures, net to ENLK (6)	(40.0)
Preferred unit accrued cash distributions (7)	(92.0)
Other (8)	10.0
Distributable cash flow	676.0
Common distributions declared	(186.0)
Growth capital expenditures, net to EnLink and Project War Horse (3)(6)	(140.0)
Free cash flow after distributions	$350.0

(1)	Represents the forward-looking net income guidance of EnLink Midstream, LLC for the year ended December 31, 2021. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, the financial effects of future acquisitions, and proceeds from the sale of equipment. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.
(2)	Net income includes estimated net income attributable to (i) NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of net income from the Delaware Basin JV, (ii) Marathon Petroleum Corp.'s ("Marathon") 50% share of net income from the Ascension JV., and (iii) other minor non-controlling interests.
(3)	Project War Horse includes operating expenses incurred related to the relocation of equipment and facilities from the Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that we expect to complete in 2021 and are not part of our ongoing operations.
(4)	Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.
(5)	Non-controlling interest share of adjusted EBITDA includes estimates for (i) NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon's 50% share of adjusted EBITDA from the Ascension JV and (iii) other minor non-controlling interests.
(6)	Excludes capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(7)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLK Series C Preferred Units are not available to common unitholders.
(8)	Includes non-cash interest (income)/expense and current tax income/(expense).

EnLink Midstream does not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to Adjusted EBITDA and Excess Free Cash Flow because the companies are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies' control. For the same reasons, EnLink is unable to address the probable significance of the unavailable information, which could be material to future results.